Exhibit 99.1

Contacts:	Ira M. Birns, EVP & CFO ibirns@wfscorp.com (305) 428-8000 or Francis X. Shea, EVP & CRAO fshea@wfscorp.com (305) 428-8000

WORLD FUEL SERVICES CORPORATION REPORTS

RESULTS FOR THE FIRST QUARTER OF 2007

MIAMI (May 10, 2007) … World Fuel Services Corporation (NYSE: INT), a global leader in the marketing and sale of marine, aviation and land fuel products and related services, today reported net income for the first quarter ended March 31, 2007 of $14.8 million, or $0.51 per diluted share, compared to $15.0 million, or $0.52 per diluted share, for the same quarter in the prior year.

“The company delivered strong growth in volume and profitability in our marine and land segments as well as strong volume in our aviation segment this quarter,” said Paul H. Stebbins, Chairman and Chief Executive Officer. “However, our aviation segment results were significantly impacted by a rapid decline in jet fuel prices in the early part of the first quarter. And although fuel prices rebounded late in the first quarter, the benefit of this increase was not fully realized until the early part of the second quarter. This timing disconnect notwithstanding, it is important to note, the fundamentals of our business across all segments were strong and we continue to see significant growth opportunities over the balance of 2007.”

FIRST QUARTER FINANCIAL HIGHLIGHTS

($ in thousands, except per share data)

	Quarter Ended March 31,
	2007	2006
Revenue	$2,702,209	$2,534,006
Income from operations	$16,951	$19,953
Net income	$14,829	$14,978
Diluted earnings per share	$0.51	$0.52

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports, seaports and tanker truck loading terminals worldwide. With 43 offices (including satellite offices) strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers are primarily petroleum distributors. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES CORPORATION REPORTS

RESULTS FOR THE FIRST QUARTER OF 2007

WORLD FUEL SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED—IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended March 31,
	2007	2006
Revenue	$2,702,209	$2,534,006
Cost of sales	2,651,041	2,484,261

Gross profit	51,168	49,745

Operating expenses:
Compensation and employee benefits	22,875	18,744
Provision for bad debts	(387)	508
General and administrative	11,729	10,540

	34,217	29,792

Income from operations	16,951	19,953
Other expense, net	773	(28)

Income before income taxes	17,724	19,925
Provision for income taxes	2,839	5,116

	14,885	14,809

Minority interest in (income) loss of consolidated subsidiaries	(56)	169

Net income	$14,829	$14,978

Basic earnings per share	$0.53	$0.56

Basic weighted average shares	28,003	26,963

Diluted earnings per share	$0.51	$0.52

Diluted weighted average shares	29,118	28,642

- Continued -

WORLD FUEL SERVICES CORPORATION REPORTS

RESULTS FOR THE FIRST QUARTER OF 2007

WORLD FUEL SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNAUDITED—IN THOUSANDS)

	As of
	March 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$164,545	$176,495
Short-term investments	27,544	12,500
Accounts and notes receivable, net	886,260	860,084
Inventories	65,827	74,519
Receivables related to derivative contracts	47,062	37,070
Prepaid expenses and other current assets	43,405	35,423

Total current assets	1,234,643	1,196,091

PROPERTY AND EQUIPMENT, NET	29,005	26,730

OTHER ASSETS	58,178	54,579

	$1,321,826	$1,277,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$8	$10
Accounts payable	731,905	720,790
Payables related to derivative contracts	49,653	34,209
Accrued expenses	62,291	71,752

Total current liabilities	843,857	826,761

LONG-TERM LIABILITIES	48,248	24,670

SHAREHOLDERS’ EQUITY	429,721	425,969

	$1,321,826	$1,277,400